Exhibit 99.1

Contact: Don Watson     602-631-7224

CSK Auto Corporation Announces Intent to Refinance Existing Indebtedness

PHOENIX, AZ, December 15, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today its intention to repurchase its $280 million of 12% Senior Notes due 2006 in a cash tender offer that is expected to commence tomorrow. Consents to amend certain provisions of the indenture under which the 12% Senior Notes were issued also will be sought.

The Company also announced that it is seeking to increase its existing senior credit facility by $100 million to $425 million and issue $200 million of new senior subordinated notes in a private placement. The proceeds of the new senior subordinated notes, in conjunction with the funds available under the amended senior credit facility, will be used to repurchase the Senior Notes. The transaction is expected to lower the Company’s annual interest expense.

The new senior subordinated notes offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

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